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                           CO-ADMINISTRATION AGREEMENT

                                     _________ ___, 1997

Counsellors Funds Service, Inc.
466 Lexington Avenue
New York, New York 10017-3147

Dear Sirs:

               Warburg, Pincus Managed EAFE[R] Countries Fund, Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, confirms its agreement with Counsellors Funds Service, Inc. ("Counsellors Service") as follows:

        1.     Investment Description; Appointment
               -----------------------------------

               The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended from time to time (the "Articles"), in its By-laws, as amended from time to time (the "By-laws"), in the Fund's prospectus (the "Prospectus") and Statement of Additional Information (the "Statement of Additional Information") as in effect from time to time, and in such manner and to the extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Prospectus, Statement of Additional Information and the Articles and By-laws have been submitted to Counsellors Service. The Fund employs Warburg Pincus Asset Management, Inc. (the "Adviser") as its investment adviser and desires to employ and hereby appoints Counsellors Service as its co-administrator. Counsellors Service accepts this appointment and agrees to furnish the services for the compensation set forth below.

        2.     Services as Co-Administrator
               ----------------------------

               Subject to the supervision and direction of the Board of Directors of the Fund, Counsellors Service will:

               (a) assist in supervising all aspects of the Fund's operations, except those performed by other parties pursuant to written agreements with the Fund;

               (b) provide various shareholder liaison services including, but not limited to, responding to inquiries of shareholders regarding the Fund, providing information on shareholder investments, assisting shareholders of the Fund in changing dividend options, account designations and addresses, and other similar services;

               (c) provide certain administrative services including, but not limited to, providing periodic statements showing the

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account balance of a Fund shareholder and integrating the statements with those of other transactions and balances in the shareholder's other accounts serviced by the Fund's custodian or transfer agent;

               (d) supply the Fund with office facilities (which may be Counsellors Service's own offices), data processing services, clerical, internal executive and administrative services, and stationery and office supplies;

               (e) furnish corporate secretarial services, including assisting in the preparation of materials for Board of Directors' meetings and distributing those materials and preparing minutes of meetings of the Fund's Board of Directors and any committees thereof and of the Fund's shareholders;

               (f) coordinate the preparation of reports to the Fund's shareholders of record and filings with the Securities and Exchange Commission (the "SEC") including, but not limited to, proxy statements; annual, semi-annual and quarterly reports to shareholders; and post-effective amendments to the Fund's Registration Statement on Form N-1A (the "Registration Statement");

               (g) assist in the preparation of the Fund's tax returns and assist in other regulatory filings as necessary;

               (h) assist the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the Adviser in monitoring compliance with the Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

               (i) acting as liaison between the Fund and the Fund's independent public accountants, counsel, custodian or custodians, transfer agent and co-administrator and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

               In performing all services under this Agreement, Counsellors Service shall act in conformity with applicable law, the Articles and By-laws, and the investment objective, investment policies and other practices and policies set forth in the Registration Statement, as such Registration Statement and practices and policies may be amended from time to time.

        3.     Compensation
               ------------

               In consideration of services rendered pursuant to this Agreement, the Fund will pay Counsellors Service on the first business day of each month a fee for the previous month at an annual rate of .10% of the Fund's average daily net assets. The



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fee for the period from the date the Fund commences its investment operations to the end of the month during which the Fund commences its investment operations shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Counsellors Service, fees shall be calculated monthly and the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and Statement of Additional Information as from time to time in effect.

        4.     Expenses
               --------

               Counsellors Service will bear all expenses in connection with the performance of its services under this Agreement; provided, however, that the Fund will reimburse Counsellors Service for the out-of-pocket expenses incurred by it on behalf of the Fund. Such reimbursable expenses shall include, but not be limited to, postage, telephone, telex and FedEx charges. Counsellors Service will bill the Fund as soon as practicable after the end of each calendar month for the expenses it is entitled to have reimbursed.

               The Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Adviser or Counsellors Service; SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; certain insurance premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; except as otherwise provided herein, costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings, and meetings of the officers of the Board of Directors of the Fund; costs of any pricing services; and any extraordinary expenses.

        5.     Standard of Care
               ----------------

               Counsellors Service shall exercise its best judgment in rendering the services listed in paragraph 2 above. Counsellors Service shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates provided that nothing in this Agreement shall be deemed to protect or purport to protect Counsellors Service against liability to the Fund or its shareholders to which Counsellors Service would otherwise be



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subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of Counsellors Service's reckless disregard of its obligations and duties under this Agreement.

        6.     Term of Agreement
               -----------------

               This Agreement shall become effective as of the date the Fund commences its investment operations and shall continue until April 17, 1999 and shall continue automatically (unless terminated as provided herein) for successive annual periods ending on April 17th of each year, provided that such continuance is specifically approved at least annually by the Board of Directors of the Fund, including a majority of the Board of Directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on sixty (60) days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares, or upon sixty (60) days' written notice, by Counsellors Service.

        7.     Service to Other Companies or Accounts
               --------------------------------------

               The Fund understands that Counsellors Service now acts, will continue to act and may act in the future as administrator, co-administrator or administrative services agent to one or more other investment companies, and the Fund has no objection to Counsellors Service's so acting. The Fund understands that the persons employed by Counsellors Service to assist in the performance of Counsellors Service's duties hereunder will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Counsellors Service or any affiliate of Counsellors Service to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

               The parties to this agreement agree that the legend attached hereto as Appendix A shall constitute part of the original agreement and shall have the full force and effect and be binding upon the parties as if it were originally included therein.





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               If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

                                              Very truly yours,

                                              WARBURG, PINCUS MANAGED EAFE[R]
                                              COUNTRIES FUND, INC.



                                              By: ______________________________
                                                  Name: ________________________
                                                  Title: _______________________

Accepted:

COUNSELLORS FUNDS SERVICE, INC.

By: ___________________________
    Name: _____________________
    Title: ____________________






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                                   APPENDIX A
                                   ----------

               Warburg, Pincus Managed EAFE[R] Countries Fund, Inc. (the "Fund") Fund is not sponsored, endorsed, sold or promoted by Morgan Stanley. Morgan Stanley makes no representation or warranty, express or implied, to the owners of the Fund or any member of the public regarding the advisability of investing in securities generally or in the Fund particularly or the ability of the Morgan Stanley EAFE Index to track general stock market performance. Morgan Stanley is the licensor of certain trademarks, service marks and trade names of Morgan Stanley and of the Morgan Stanley EAFE Index. Morgan Stanley has no obligation to take the needs of the issuer of the Fund or the owners of the Fund into consideration in determining, composing or calculating the Morgan Stanley EAFE Index. Morgan Stanley is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Fund to be issued or in the determination or calculation of the equation by which the Fund is redeemable for cash. Morgan Stanley has no obligation or liability to owners of the Fund in connection with the administration, marketing or trading of the Fund.

                MORGAN STANLEY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE EAFE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORGAN STANLEY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.